Exhibit 10.18

Ref. 20191001ER_NB

Agreement

Party A : Easy Rich Industries (Shanghai) Ltd

Party B : New Brand Cashmere Products Co., Ltd

This agreement is made between the above parties with the following terms and conditions :

1.	This agreement shall become effective upon the signing by both parties. Party A agrees to lend a total amount of not less than RMB38,000,000 to Party B during the period of 1 Oct 2019 and 31 December 2021.

2.	This is an interest-free loan.

3.	Party B shall repay all loan amount to Party A on or before 31 Dec 2021 by installments.

4.	In the event of delayed loan repayment on or before 31 Dec 2021, this agreement would be extended automatically until Party B completes repayment of all loan amount.

5.	If either party violates the provision of this Agreement, it shall be resolved according to the laws of People’s Republic of China (PRC).

6.	This agreement is in duplicate. Each party holds one copy and each copy has the same legal effect upon completion of signing

7.	Any issue not covered in this agreement shall be settled in addendum agreement after negotiation by the parties. The addendum shall have the same legal effect as this agreement upon completion of signing.

8.	In the event of any dispute arising from this Agreement, both parties shall discuss to resolve all issues on the basis of mutual benefit. If the dispute cannot reach any compromised resolution, both parties shall refer the dispute to the courts of PRC.

Signature (Seal) of Party A:	Signature (Seal) of Party B: